Issuer Free Writing Prospectus	Filed Pursuant to Rule 433
Registration No. 333-194103
May 19, 2014

Amgen Inc.

FLOATING RATE NOTES TERM SHEET

Dated May 19, 2014

$600,000,000 Senior Floating Rate Notes due 2017 (“2017 Notes”)

$250,000,000 Senior Floating Rate Notes due 2019 (“2019 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated May 19, 2014, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:	2017 Notes: $600,000,000 2019 Notes: $250,000,000

Maturity Date:	2017 Notes: May 22, 2017 2019 Notes: May 22, 2019

Reference Rate:	Three-month LIBOR

Spread to Reference Rate:	2017 Notes: 38 bps 2019 Notes: 60 bps

Price to Public:	2017 Notes: 100% 2019 Notes: 100% In each case, plus accrued interest from May 22, 2014 if settlement occurs after such date.

Interest Payment Dates:	Quarterly on February 22, May 22, August 22 and November 22, commencing August 22, 2014

Net Proceeds to Issuer (before expenses):	2017 Notes: $598,500,000 2019 Notes: $249,125,000

Trade Date:	May 19, 2014

Settlement Date:	May 22, 2014 (T+3)

CUSIP:	2017 Notes: 031162 BS8 2019 Notes: 031162 BT6

ISIN:	2017 Notes: US031162BS89 2019 Notes: US031162BT62

Denominations:	$2,000 × $1,000

Ratings:	Moody’s: Baa1 S&P: A Fitch: BBB

Joint Book-Running Managers:

Morgan Stanley & Co. LLC (all Floating Rate Notes)

Barclays Capital Inc. (2017 Notes)

Citigroup Global Markets Inc. (2019 Notes)

Goldman, Sachs & Co. (2017 Notes)

J.P. Morgan Securities LLC (2019 Notes)

BNP Paribas Securities Corp (2019 Notes)

Credit Suisse Securities (USA) LLC (all Floating Rate Notes)

Mizuho Securities USA Inc. (all Floating Rate Notes)

UBS Securities LLC (2017 Notes)

Senior Co-Managers:	SMBC Nikko Capital Markets Limited TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	Banca IMI S.p.A. BNP Paribas Securities Corp Deutsche Bank Securities Inc. RBS Securities Inc.

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 24, 2014) and a prospectus supplement dated as of May 19, 2014 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Morgan Stanley & Co. LLC by calling 866-718-1649, Barclays Capital Inc. by calling 888-603-5847, Citigroup Global Markets Inc. by calling 800-831-9146, Goldman, Sachs & Co. by calling 866-471-2526, or J.P. Morgan Securities LLC by calling 866-803-9204.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

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